Exhibit 99.1

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                              WOLVERINE TUBE, INC.

                            P R E S S   R E L E A S E

Contact:  James E. Deason
          Senior Vice President
          Chief Financial Officer
          (256) 580-3625
================================================================================

              WOLVERINE TUBE ANNOUNCES CLOSING OF INITIAL PHASE OF
                              RECAPITALIZATION PLAN

            $50 MILLION PREFERRED STOCK ACQUIRED BY PLAINFIELD ASSET
                         MANAGEMENT AND THE ALPINE GROUP

HUNTSVILLE, ALABAMA, (FEBRUARY 16, 2007) - Wolverine Tube, Inc. (OTC Bulletin
Board: WLVT.PK) today announced that is has closed the $50 million investment by Plainfield Special Situations Master Fund Limited and The Alpine Group, Inc. (the "Investors") pursuant to the Preferred Stock Purchase Agreement (the "Agreement") that was previously announced on February 1, 2007. The closing of the investment results in the issuance of 50,000 shares of Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock has an annual dividend rate of 8.0% payable quarterly, and may be converted into shares of Wolverine common stock at the option of the Investors, in whole or in part, at any time, at $1.10 per share, subject to an amendment to Wolverine's certificate of incorporation.

Pursuant to the Agreement, the Company will proceed with preparing to launch a $51.1 million equity rights offering. The rights offering will provide transferable rights pro rata in proportion to the number of shares of common stock owned by existing shareholders on the record date. The record date has not been set yet by the Company's Board of Directors ("Board"). The rights provide for the purchase of common stock at a ratio of approximately three shares for each share owned on the record date at $1.10 per share.

Also, pursuant to the Agreement, the Company expects to conduct an exchange offer with respect to its 7.375% Senior Notes due August 2008. In the exchange offer, the Company will offer to exchange Senior Notes similar to its existing 10.5% Senior Notes due in April 2009, but with less restrictive covenants, or other securities as may be agreed by the Company and the Investors, for its 7.375% Senior Notes. The Investors have agreed to cause to be tendered at least $25 million of 7.375% Senior Notes. The Company will also seek consent to amend the Indenture under which the 7.375% Senior Notes were issued to remove substantially all of the restrictive covenants therein contained.

Concurrent with the closing of this transaction, Wolverine will reconstitute its Board and reduce the size of the Board from eight to seven. The new Board will consist of John L. Duncan, David M. Gilchrist, Jr. and William C. Griffiths, all remaining as members of the Board, and Steven S. Elbaum, K. Mitchell Posner, Allan Kestenbaum and Brett Young, who will be elected to the Board effective February 24, 2007. Mr. Elbaum will become Chairman when he joins the Board. Also, concurrent with the closing, Johann R. Manning, Jr. has resigned the position of President and Chief Executive Officer, and Harold M. Karp will join the Company as its President and Chief Operating Officer.

Mr. Elbaum, Chairman and Chief Executive Officer of The Alpine Group, and Chairman designee of Wolverine, stated, "We are pleased to have closed on the initial phase of Wolverine's recapitalization program. This initial investment along with the other portion of the Company's recapitalization will enhance and strengthen Wolverine's future and allow all of its shareholders the opportunity to invest in that future. We look forward to working with Wolverine's employees, customers, shareholders, vendors, and creditors as we expand upon the Company's 90 years' of achievements to deliver long term value for all constituents."


                             Corporate Headquarters
                       200 Clinton Avenue West, Suite 1000
                              Huntsville, AL 35801

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ABOUT WOLVERINE TUBE, INC.

Wolverine Tube, Inc. is a world-class quality partner, providing its customers with copper and copper alloy tube, fabricated products and metal joining products. Internet addresses: http://www.wlv.com and http://www.silvaloy.com.


FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements, made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, regarding the issuance and sale of the Series A Preferred Stock of the Company. Such statements are based on current expectations, as well as management's belief and assumptions about the Company's business and other information currently available. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to: (i) our stockholders' approval of the amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock, (ii) the level of participation by our stockholders in the proposed exchange offer, and (iii) the effect of economic and business conditions. The Company undertakes no obligation to publicly release any revision of any forward-looking statements contained herein to reflect events of circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. A discussion of other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements can be found in the Company's Annual Report on Form 10-K for the most recently ended fiscal year and reports filed from time to time with the Securities and Exchange Commission.










                             Corporate Headquarters
                       200 Clinton Avenue West, Suite 1000
                              Huntsville, AL 35801